UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2011

EXPRESS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34742	26-2828128
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Express Drive Columbus, Ohio		43230
(Address of principal executive offices)		(Zip Code)

(614) 474-4001

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On July 29, 2011, Express Holding, LLC (“Express Holding”), Express, LLC, Express GC, LLC and Express Finance Corp. (together with Express Holding, the “Loan Parties”), each indirect, wholly-owned subsidiaries of Express, Inc. (the “Company”), entered into an Amended and Restated $200.0 million secured Asset-Based Loan Credit Agreement among Express Holding, as Parent, Express, LLC as Borrower, the initial lenders, initial issuing bank and swing line bank named therein, Wells Fargo Bank, National Association (“Wells Fargo”) as Administrative Agent and Collateral Agent, U.S. Bank, National Association, as Syndication Agent and Wells Fargo Capital Finance, LLC, as Sole Lead Arranger and Sole Bookrunner (the “Opco revolving credit facility”). The Opco revolving credit facility amends, restates and extends the Loan Parties’ existing $200.0 million asset-based revolving credit facility, which was scheduled to expire on July 6, 2012.

The Opco revolving credit facility is scheduled to expire on July 29, 2016 and allows for up to $30.0 million of swing line advances and up to $45.0 million to be available in the form of letters of credit. Borrowings under the Opco revolving credit facility bear interest at a rate equal to either the rate appearing on Bloomberg L.P.’s Page BBAM1/(Official BBA USD Dollar Libor Fixings) (the “Eurodollar Rate”) plus an applicable margin rate or the highest of (1) Wells Fargo’s prime lending rate, (2) 0.50% per annum above the federal funds rate and (3) 1% above the Eurodollar Rate, in each case plus an applicable margin rate. The applicable margin rate is determined based on excess availability as determined by reference to the borrowing base. The applicable margin for Eurodollar Rate-based advances is 1.50%, 1.75% or 2.00% if excess availability is greater than or equal to 66% of the borrowing base, less than 66% of the borrowing base but greater than or equal to 33% of the borrowing base, or less than 33% of the borrowing base, respectively. The applicable margin rate for base rate-based advances is 0.50%, 0.75% or 1.00% if excess availability is greater than or equal to 66% of the borrowing base, less than 66% of the borrowing base but greater than or equal to 33% of the borrowing base, or less than 33% of the borrowing base, respectively. The borrowing base components are 90% of credit card receivables plus 90% of the liquidation value of eligible inventory plus 100% of borrowing base-eligible cash collateral (not to exceed 20% of the borrowing base) less certain reserves.

The unused line fee payable under the Opco revolving credit facility is incurred at 0.375% per annum of the average daily unused revolving commitment during each quarter, payable quarterly in arrears on the first day of each May, August, November and February. In the event that (1) an event of default has occurred or (2) excess availability plus eligible cash collateral is less than 12.5% of the borrowing base for five consecutive days, such unused line fees are payable on the first day of each month.

Interest payments under the Opco revolving credit facility are due quarterly on the first day of each May, August, November and February for base rate-based advances, provided, however, in the event that (1) an event of default has occurred or (2) excess availability plus eligible cash collateral is less than 12.5% of the borrowing base for five consecutive days, interest payments are due on the first day of each month. Interest payments under the Opco revolving credit facility are due on the last day of the interest period for Eurodollar Rate-based advances for interest periods of one, two and three months, and additionally every three months after the first day of the interest period for Eurodollar Rate-based advances for interest periods of greater than three months.

The Opco revolving credit facility requires Express Holding and its subsidiaries to maintain a fixed charge coverage ratio of at least 1.0:1.0 if excess availability plus eligible cash collateral is less than 10% of the borrowing base for 15 consecutive days. In addition, the Opco revolving credit facility contains customary covenants and restrictions on Express Holding and its subsidiaries’ activities, including, but not limited to, limitations on the incurrence of additional indebtedness; liens, negative pledges, guarantees, investments, loans, asset sales, mergers, acquisitions, and prepayment of other debt; distributions, dividends, and the repurchase of capital stock; transactions with affiliates; the ability to change the nature of its business or its fiscal year; the ability to amend the terms of Express, LLC’s Term Loan Facility (as defined in the Opco revolving credit facility); and permitted activities of Express Holding. All obligations under the Opco revolving credit facility are guaranteed by Express Holding and its domestic subsidiaries (that are not borrowers) and secured by a lien on substantially all of the assets of Express Holding and its domestic subsidiaries, provided that the liens on certain assets of Express Holding and its subsidiaries shall be junior in priority to the liens securing Express, LLC’s Term Loan Facility (as defined in the Opco revolving credit facility). As of July 29, 2011, there were no borrowings outstanding under the Opco revolving credit facility.

The description of the Opco revolving credit facility in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Opco revolving credit facility, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information regarding the Loan Parties’ entry into the Opco revolving credit facility provided under Item 1.01 above is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

10.1	Amended and Restated $200,000,000 Asset-Based Loan Credit Agreement, dated as of July 29, 2011 among Express Holding, LLC, as Parent, Express, LLC, as Borrower, the Initial Lenders, Initial Issuing Bank and Swing Line Bank, Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, U.S. Bank National Association, as Syndication Agent and Wells Fargo Capital Finance, LLC, as Sole Lead Arranger and Sole Bookrunner.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EXPRESS, INC.

August 4, 2011	By:	/s/ Matthew C. Moellering
Matthew C. Moellering
Executive Vice President, Chief Administrative Officer, Chief Financial Officer, Treasurer and Secretary